Exhibit 99.1

Virtusa Announces Second Quarter Fiscal 2016 Consolidated Financial Results

•                  Second quarter fiscal 2016 revenue of $143 million increased 6% sequentially and 21% year-over-year.

•                  Second quarter fiscal 2016 diluted EPS on a GAAP basis was $0.37, compared to $0.34 in the year ago period.

•                  Generated $17 million of cash from operating activities during the second quarter of fiscal 2016.

•                  Commenced work with nine new clients in the quarter.

Westborough, MA — (November 4, 2015) Virtusa Corporation (NASDAQ GS: VRTU), a global business consulting and IT outsourcing company that combines innovation, technology leadership and industry solutions to transform the customer experience, today reported consolidated financial results for the second quarter fiscal year 2016, ended September 30, 2015.

Second Quarter Fiscal 2016 Consolidated Financial Results

Revenue for the second quarter of fiscal 2016 was $143 million, an increase of 6% sequentially and 21% year-over-year.  On a constant currency basis,(1) second quarter revenue increased 6% sequentially and 23% year-over-year.

Virtusa reported GAAP income from operations of $13.3 million for the second quarter of fiscal 2016, compared to $12.4 million for the first quarter of fiscal 2016, and an increase compared to $12.2 million for the second quarter of fiscal 2015.

GAAP net income for the second quarter of fiscal 2016 was $11.1 million, or $0.37 per diluted share, compared to $10.1 million, or $0.34 per diluted share, for the first quarter of fiscal 2016, and an increase from $10.1 million, or $0.34 per diluted share, for the second quarter of fiscal 2015.

Non GAAP Results

Non-GAAP income from operations, which excludes stock-based compensation expense and acquisition related expenses, was $18.7 million for the second quarter of fiscal 2016, compared to $18.2 million for the first quarter of fiscal 2016, and an increase compared to $16.1 million for the second quarter of fiscal 2015.

Non-GAAP net income, which excludes stock-based compensation expense, acquisition related expenses, and foreign currency transaction gains and losses, each net of tax, for the second quarter of fiscal 2016, was $15.0 million, or $0.50 per diluted share, compared to $14.4 million, or $0.48 per diluted share, for the first quarter of fiscal 2016, and compared to $13.0 million, or $0.44 per diluted share, for the second quarter of fiscal 2015.

Balance Sheet and Cash Flow

The Company ended the second quarter of fiscal 2016 with $203.4 million of cash, cash equivalents, and short-term and long-term investments.(2)  Cash flow from operations for the second quarter of fiscal 2016 was $17.0 million.

Commenting on the second quarter, Kris Canekeratne, Virtusa’s Chairman and CEO, stated, “We are pleased to report another strong quarter. Our fiscal second quarter performance is evidence that our clients are investing in expanding their addressable market and looking for ways to accelerate cost reduction programs. Our digital and millennial offerings and our transformational solutions are targeted towards helping our clients grow their revenue and accelerate cost reduction initiatives.”

Ranjan Kalia, Chief Financial Officer, said, “We delivered revenue at the high end of our fiscal second quarter guidance range and EPS that exceeded our outlook. Our revenue growth was strong across our industry groups, geographies and client portfolio. We continue to position Virtusa for ongoing growth by making investments in revenue-generating activities and in strategic initiatives aimed at expanding our addressable market.”

Financial Outlook

Virtusa management provided the following current financial guidance:

•                  Third quarter fiscal 2016 revenue is expected to be in the range of $150 to $153 million. GAAP diluted EPS is expected to be in the range of $0.39 to $0.41 and non-GAAP diluted EPS is expected to be in the range of $0.54 to $0.56.

•                  Fiscal year 2016 revenue is expected to be in the range of $584.6 to $591.6 million. GAAP diluted EPS is expected to be in the range of $1.57 to $1.63 and non-GAAP diluted EPS is expected to be in the range of $2.15 to $2.21.

The Company’s third quarter and fiscal year 2016 diluted EPS both estimate an average share count of approximately 30.1 million, (assuming no further exercises of stock-based awards) and assume a stock price of $56.99, which was derived from the average closing price of the Company’s stock over the five trading days ended on October 30, 2015.  Deviations from this stock price may cause actual EPS to vary based on share dilution from Virtusa’s stock options and stock appreciation rights.

Conference Call and Webcast

Virtusa will host a conference call today, November 4, 2015 at 8:00 am Eastern time to discuss the Company’s second quarter fiscal 2016 financial results, current financial guidance, and other corporate developments. To access this call, please dial 877-879-6203 (domestic) or 719-325-4790 (international). The passcode is 874923. A replay of this conference call will be available through November 11, 2015 at 877-870-5176 (domestic) or 858-384-5517 (international).  The replay passcode is 874923.  A live webcast of this conference call will be available on the “Investors” page of the

Company’s website (www.virtusa.com), and a replay will be archived on the website as well.

About Virtusa

Virtusa provides end-to-end information technology (IT) services to Global 2000 companies. These services, which include IT consulting, application maintenance, development, systems integration and managed services, leverage a unique Platforming methodology that transforms clients’ businesses through IT rationalization. Virtusa helps customers accelerate business outcomes by consolidating, rationalizing, and modernizing their core customer-facing processes into one or more core systems.

Virtusa delivers cost-effective solutions through a global delivery model, applying advanced methods such as Agile and Accelerated Solution Design to ensure that its solutions meet the clients’ requirements. As a result, its clients simultaneously reduce their IT operations cost while increasing their ability to meet changing business needs.

Founded in 1996 and headquartered in Massachusetts, Virtusa has operations in North America, Europe, and Asia.

© 2011 - 2015 Virtusa Corporation. All rights reserved.

Virtusa, Accelerating Business Outcomes, BPM Test Drive and Productization are registered trademarks of Virtusa Corporation. All other company and brand names may be trademarks or service marks of their respective holders.

Non-GAAP Financial Information

This press release includes certain non-GAAP financial metrics as defined by Regulation G by the Securities and Exchange Commission. These non-GAAP financial metrics are not based on any comprehensive set of accounting rules or principles and should not be considered a substitute for, or superior to, financial metrics calculated in accordance with GAAP, and may be different from non-GAAP metrics used by other companies. In addition, these non-GAAP metrics should be read in conjunction with Virtusa’s financial statements prepared in accordance with GAAP.

Virtusa believes the following financial metrics will provide additional insights to measure the operational performance of the business.

•                  Virtusa presents constant currency revenue growth rates to provide insights into, and a framework for assessing, how Virtusa’s revenue performed excluding the effect of foreign currency rate fluctuations (see footnote 1).

•                  Virtusa presents a reconciliation of its cash, cash equivalents, short term and long term investments which Virtusa believes provides insight into its cash position and overall liquidity (see footnote 2).

•                  Virtusa also presents the following consolidated statement of income metrics that exclude acquisition-related charges, stock-based compensation expense and foreign currency transaction gains and losses to provide further insights into the comparison of Virtusa’s operating results among the periods, as well as enhancing comparability with operating results of peer companies:

•                  Non-GAAP income from operations: income from operations, as reported on Virtusa’s consolidated statements of income, excluding stock-based compensation expense and acquisition-related charges.

•                  Non-GAAP operating margin: non-GAAP income from operations as a percentage of reported revenues.

•                  Non-GAAP net income: net income, as reported on Virtusa’s consolidated statements of income, excluding the tax adjusted impact of the following, stock-based compensation, acquisition-related charges and foreign currency transaction gains and losses.

•                  Non-GAAP diluted earnings per share: diluted earnings per share, as reported on Virtusa’s consolidated statements of income, excluding tax adjusted per share impact of the following, stock-based compensation, acquisition-related charges and foreign currency transaction gains and losses.

The following table presents a reconciliation of each non-GAAP financial metric to the most comparable GAAP metric:

	(in thousands, except per share amounts)
	Three Months Ended September 30,		Six Months Ended September 30,
	2015	2014	2015	2014
GAAP income from operations	$13,256	$12,241	$25,666	$23,471
Add: Stock-based compensation expense	3,105	2,460	6,634	4,931
Add: Acquisition-related charges (a)	2,387	1,423	4,688	1,708
Non-GAAP income from operations	$18,748	$16,124	$36,988	$30,110
				—
GAAP operating margin	9.3%	10.4%	9.2%	10.2%
Effect of above adjustments to income from operations	3.8%	3.3%	4.1%	2.9%
Non-GAAP operating margin	13.1%	13.7%	13.3%	13.1%

GAAP net income	$11,086	$10,114	$21,199	$19,117
Add: Stock-based compensation expense	3,105	2,460	6,634	4,931
Add: Acquisition-related charges(a)	2,387	1,423	4,688	1,708
Add: Foreign currency transaction (gains) losses(b)	(219)	(85)	(194)	69
Tax adjustments(c)	(1,398)	(952)	(2,961)	(1,719)
Non-GAAP net income	$14,961	$12,960	$29,366	$24,106
				—
GAAP diluted earnings per share	$0.37	$0.34	$0.71	$0.65
Effect of stock-based compensation expense	0.08	0.06	0.16	0.12
Effect of acquisition-related charges (a)	0.06	0.04	0.11	0.05
Effect of foreign currency transaction (gains) losses(b)	(0.01)	0.00	(0.00)	0.00
Non-GAAP diluted earnings per share	$0.50	$0.44	$0.98	$0.82

(a) Acquisition-related charges include, when applicable, amortization of purchased intangibles, external deal costs, acquisition-related retention bonuses, changes in the fair value of contingent consideration liabilities, charges for impairment of acquired intangible assets and other acquisition-related costs including integration expenses and expenses incurred in connection with due diligence and negotiation on a potential corporate transaction.

(b) Foreign currency transaction gains and losses are inclusive of gains and losses on related foreign exchange forward contracts not designated as hedging instruments for accounting purposes.

(c) Tax adjustments reflect the tax effect of the non-GAAP adjustments using the effective tax rate for the respective periods.

Footnotes

(1) To determine year-over-year constant currency revenue for the Company’s second quarter of fiscal 2016, revenue from entities reporting in U.K. pound sterling was converted into U.S. dollars at the average exchange rate in effect for the three months ended September 30, 2014 of 1.66 U.S. dollars to U.K. pounds sterling, rather than the actual exchange rate in effect for the three months ended September 30, 2015 of 1.55 U.S. dollars to U.K. pounds sterling. To determine sequential revenue change in constant currency for the Company’s second quarter of fiscal 2016, revenue from entities reporting in U.K. pounds sterling was converted into U.S. dollars at the average exchange rate in effect for the three months ended June 30, 2015 of 1.54 U.S. dollars to U.K. pounds sterling, rather than the actual exchange rate in effect for the three months ended September 30, 2015 of 1.55 U.S. dollars to U.K. pounds sterling.

(2) The Company considers the measure of cash, cash equivalents, short-term and long-term investments to be a more meaningful indicator of the Company’s overall liquidity. All of the Company’s investments are classified as available-for-sale, including the Company’s long-term investments which consist of fixed income securities, including government agency bonds and municipal and corporate bonds, which meet the credit rating and diversification requirements of the Company’s investment policy as approved by the Company’s audit committee and board of directors.

Forward-Looking Statements

This press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding, Virtusa’s expectations concerning management’s forecast of financial performance, the growth of our business and management’s plans, objectives, and strategies. These forward-looking statements include, but are not limited to, plans, objectives, expectations and intentions and other statements contained in this press release that are not historical facts, and statements identified by words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “see,” “seeks,” “estimates,” “will,” “should,” “may,” “confident,” “positions,” “look forward to,” and variations of such words or words of similar meaning and the use of future dates. These forward-looking statements reflect our current views about our plans, intentions, expectations, strategies and prospects, which are based on the information currently available to us and on assumptions we have made. Although we believe that our plans, intentions, expectations, strategies and prospects as reflected in or suggested by those forward-looking statements are reasonable, we can give no assurance that these plans, intentions, expectations or strategies will be attained or achieved. Furthermore, actual results may differ materially from those described in the forward-looking statements and will be affected by a variety of risks and factors that are beyond our control including, without limitation:  Virtusa’s ability to integrate the operations of, and achieve expected synergies and operating efficiencies in connection with, acquired businesses, including Virtusa’s most recent acquisitions of Apparatus, Inc. and Agora Group, Inc.; unanticipated acquisition related costs and negative effects on Virtusa’s reported results of operations from acquisition-related charges; Virtusa’s dependence on a limited number of clients as well as clients located principally in the United States and United Kingdom and in concentrated industries; currency exchange rate fluctuations of the Indian and Sri Lankan rupee, the U.S. dollar, the U.K pound sterling, the Swedish krona, and the euro; the international nature of our business; restrictions on immigration or changes in immigration laws; Virtusa’s ability to hire and retain enough sufficiently trained IT professionals to support its operations; Virtusa’s ability to expand its business or effectively manage growth; Virtusa’s ability to sustain profitability or maintain profitable engagements; increasing competition in the IT services outsourcing industry; Virtusa’s ability to attract and retain clients and meet their expectations; quarterly fluctuations in Virtusa’s earnings; client terminations or contracting delays, or delays in revenue recognition in any reporting period; Virtusa’s ability to successfully manage its billing and utilization rates and its targeted on-site to offshore delivery mix; technological innovation; Virtusa’s ability to effectively manage its facility, infrastructure and capacity needs; regulatory, legislative and judicial developments in Virtusa’s operations areas and Virtusa’s ability to comply with changing or complex laws and maintain effective internal controls to ensure ongoing compliance; the loss of any key member of Virtusa’s senior management team, political or economic instability in India or Sri Lanka; any reduction or withdrawal of tax benefits provided to Virtusa by the governments of India and Sri Lanka, or new legislation by such governments which could be harmful to Virtusa; wage inflation and increases in government mandated benefits in India and Sri Lanka; telecommunications or technology disruptions; worldwide economic and business conditions; and the volatility of the market price of Virtusa’s common stock. For additional disclosure regarding these and other risks faced by Virtusa, see the disclosure contained in Virtusa’s public filings with the Securities and Exchange Commission, including Virtusa’s Annual Report on Form 10-K for the fiscal year ended March 31, 2015 and subsequent Quarterly Reports on Form 10-Q, as filed with the Securities and Exchange Commission.

Virtusa Corporation and Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands, unaudited)

	September 30, 2015	March 31, 2015

Assets:
Cash and cash equivalents	$82,258	$124,802
Short-term investments	96,286	90,414
Accounts receivable, net	97,290	75,431
Unbilled accounts receivable	23,690	27,914
Prepaid expenses	10,321	7,428
Deferred income taxes	7,978	7,639
Restricted cash	3,463	45
Other current assets	13,957	13,565
Total current assets	335,243	347,238

Property and equipment, net	40,694	37,988
Long-term investments	24,887	20,732
Deferred income taxes	5,479	4,764
Goodwill	76,430	50,360
Intangible assets, net	34,321	21,909
Other long-term assets	5,607	6,746
Total assets	$522,661	$489,737

Liabilities:
Accounts payable	$11,013	$8,693
Accrued employee compensation and benefits	30,524	26,915
Accrued expenses and other current liabilities	34,462	23,762
Income taxes payable	1,516	1,834
Total current liabilities	77,515	61,204
Deferred income taxes	1,861	1,996
Long-term liabilities	3,627	2,762
Total liabilities	83,003	65,962

Stockholders’ equity	439,658	423,775
Total liabilities and stockholders’ equity	$522,661	$489,737

Virtusa Corporation and Subsidiaries

Consolidated Statements of Income

(In thousands except share and per share amounts, unaudited)

	Three Months Ended		Six Months Ended
	September 30,		September 30,
	2015	2014	2015	2014

Revenue	$143,002	$117,700	$277,846	$229,974
Costs of revenue	93,500	74,968	180,862	147,557
Gross profit	49,502	42,732	96,984	82,417
Total operating expenses	36,246	30,491	71,318	58,946

Income from operations	13,256	12,241	25,666	23,471

Other income (expense):
Interest income	1,502	1,230	2,927	2,389
Foreign currency transaction gains (losses)	219	85	194	(69)
Other, net	109	(58)	99	(68)
Total other income	1,830	1,257	3,220	2,252

Income before income tax expense	15,086	13,498	28,886	25,723
Income tax expense	4,000	3,384	7,687	6,606

Net income	$11,086	$10,114	$21,199	$19,117

Basic earnings per share	$0.38	$0.35	$0.73	$0.67
Diluted earnings per share	$0.37	$0.34	$0.71	$0.65
Weighted average number of common shares outstanding
Basic	29,217,820	28,695,642	29,143,383	28,586,223
Diluted	30,008,470	29,424,367	29,971,549	29,392,824

Virtusa Corporation and Subsidiaries

Consolidated Statement of Cash Flows

(In thousands, unaudited)

	Six Months Ended
	September 30,
	2015	2014
Cash flows from by operating activities:
Net income	$21,199	$19,117
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	7,639	7,151
Share-based compensation expense	6,634	4,931
Reversal of contingent consideration	—	(1,833)
Provision for doubtful accounts,net	203	(175)
Loss on disposal of property and equipment	5	42
Deferred income taxes	—	122
Foreign currency losses, net	(194)	69
Amortization of discounts and premiums on investments, net	372	636
Excess tax benefits from stock option exercises	(2,127)	(2,837)
Net changes in operating assets and liabilities:
Accounts receivable and unbilled receivable	(14,168)	(3,422)
Prepaid expenses and other current assets	(4,923)	(927)
Other long-term assets	(209)	(386)
Accounts payable	670	(887)
Accrued employee compensation and benefits	(759)	(6,577)
Accrued expenses and other current liabilities	3,378	2,834
Income taxes payable	558	824
Other long-term liabilities	216	539
Net cash provided by operating activities	18,494	19,221
Cash flows from investing activities:
Proceeds from sale of property and equipment	3	26
Purchase of short-term investments	(29,261)	(2,515)
Proceeds from sale or maturity of short-term investments	26,405	10,797
Purchase of long-term investments	(18,173)	(15,005)
Proceeds from sale or maturity of long-term investments	8,200	2,000
Increase in restricted cash	(3,420)	(15)
Business acquisition, net of cash acquired	(37,167)	—
Purchase of property and equipment	(7,313)	(6,393)
Net cash used for investing activities	(60,726)	(11,105)
Cash flows from financing activities:
Proceeds from exercise of common stock options	748	1,650
Payment of contingent consideration related to acquisition	—	(441)
Principal payments on capital lease obligation	(51)	(22)
Excess tax benefits from stock option exercises	2,127	2,837
Net cash provided by financing activities	2,824	4,024
Effect of exchange rate changes on cash and cash equivalents	(3,136)	(934)
Net (decrease) increase in cash and cash equivalents	(42,544)	11,206
Cash and cash equivalents, beginning of period	124,802	82,761
Cash and cash equivalents, end of period	$82,258	$93,967

Supplemental Non-GAAP Financial Information as of September 30, 2015 and 2014

Reconciliation to total cash and cash equivalents, short-term investments and long-term investments:

Cash and cash equivalents, end of period	$82,258	$93,967

Short-term investments	96,286	67,581
Long-term investments	24,887	53,607
Total short-term and long-term investments, end of period	121,173	121,188

Total cash and cash equivalents, short-term investments and long-term investments	$203,431	$215,155

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646-277-1236

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